Exhibit 3.3
CERTIFICATE OF MERGER
of
CASTILLO, INC.
(a Nevada corporation)
with and into
CASTILLO, INC.
(a Delaware corporation)

Pursuant to Section 252 of the General
Corporation Law of the State of Delaware

     Castillo, Inc., a Delaware corporation (“Castillo-Delaware”), which desires to merge with Castillo, Inc., a Nevada corporation (“Castillo-Nevada”), pursuant to the provisions of Section 252 of the General Corporation Law of the State of Delaware (the “Merger”), hereby certifies as follows:
     FIRST: The names, states of incorporation and authorized capital stock of the constituent corporations in the Merger (the “Constituent Corporations”) are as follows:

Name	State Incorporation	Authorized Capital Stock
Castillo, Inc.	Nevada	50,000,000 shares of common stock, par value $0.001 per share
Castillo, Inc.	Delaware	150,000,000 shares of common stock, par value $0.01 per share
     SECOND: An Agreement and Plan of Merger (the “Plan of Merger”), dated as of September 4, 2009, by and among the Constituent Corporations, has been approved, adopted, certified, executed and acknowledged by each Constituent Corporation in accordance with the laws under which each entity was formed.
     THIRD: The surviving corporation shall be Castillo-Delaware (the “Surviving Corporation”), and its corporate name shall be Castillo, Inc.
     FOURTH: The Certificate of Incorporation of Castillo-Delaware, as in effect immediately prior to the effective time of the Merger, shall be amended to change the stated par value of common stock from $0.01 to $0.001, and shall be the Certificate of Incorporation of the Surviving Corporation.

     FIFTH: The executed Plan of Merger is on file at the principal place of the business of the Surviving Corporation, 771 Jamacha Road, Suite 191, El Cajon, CA 92019.
     SIXTH: A copy of the executed Plan of Merger will be furnished by the Surviving Corporation, upon request and at no cost, to any stockholder of either Constituent Corporation.
     SEVENTH: The effective time of the Merger shall be the date and time when this Certificate of Merger is filed with the Secretary of State of the State of Delaware.
     IN WITNESS WHEREOF, Castillo-Delaware has caused this Certificate of Merger to be signed by Emilia Ochoa, its President, as of this 8th day of October, 2009.

CASTILLO, INC. a Delaware corporation
By:	/s/ Emilia Ochoa
Emilia Ochoa, President